Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-36953) of Horizon Health Corporation of our report dated June 20, 2006 relating to the financial statements of Horizon Health Corporation 401(k) Plan, formerly known as Horizon Health Corporation Employee Savings and Profit Sharing Plan, which appears in this Form 11-K.

/s/ Weaver and Tidwell LLP

Dallas, Texas

July 13, 2006